EXHIBIT 10.63

ECONOMIC DEVELOPMENT AGREEMENT

This Agreement is made this 24 day of May 2005 by and between FULL HOUSE RESORTS, INC., located at 4670 So. Fort Apache Ro d, Suite 190, Las Vegas, Nevada 89147 (hereinafter “FHRI”) and NORTHERN CHEYENNE TRIBE located at P.O. Box 128, Lame Deer, Montana 59043 (hereinafter “Tribe”)

WHEREAS, the Tribe desires to pursue economic development for the purpose of enhancing the Tribe’s economic self-sufficiency and self-determination; and

WHEREAS, the Tribe seeks the financial, development and operational expertise to pursue these economic development opportunities, and

WHEREAS, FHRI desires to assist the Tribe in enhancing the Tribe’s economic self-sufficiency and self-determination; and

WHEREAS, FHRI has access to the financial, development and operational expertise to pursue these economic development opportunities, and

WHEREAS, the Tribe and FHRI desire to join together to pursue certain economic development projects in accordance with the terms of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises and obligations made herein and other good and valuable consideration the adequacy of which is admitted, the parties agree as follows:

1. The statements of the Preamble are incorporated herein by reference.

2. The Tribe hereby retains FHRI as its exclusive consultant for economic development. Consultants currently working with the Tribe report to FHRI, and their compensation will determined by FHRI.

3. FHRI agrees to provide the financing, development, construction and management of any mutually agreed upon economic development opportunity or project presented to it by the Tribe, provided that (a) FHRI determines that such a venture or project has economic viability; and (b) sufficient financial, personnel, technological and physical resources are available to make the venture or project economically viable.

4. The compensation or other remuneration to paid to FHRI for the financing, development, construction and/or management of any for-profit economic development project, and the obligations and involvement of FHRI in such project, shall subject to the same terms and compensation as agreed upon in the Gaming Management Agreement - 30% of net revenue for seven years unless the term is unsatisfactory to the NIGC. Non-profit development projects wilt include a 10% development fee and/or a 5% financing fee to FHRI, which will be included in the project financing.

5. In the event that the Tribe and FHRI do not agree on the feasibility of one or more economic development opportunities, nothing in this Agreement shall prohibit the Tribe from pursuing such development opportunity without the involvement of FHRI, provided that the Tribe has made a good faith effort to present the opportunity to FHRI and FHRI has had a good faith opportunity to investigate and analyze the opportunity to determine whether it can be economically viable. The Tribe may continue to pursue development opportunities and projects from which FHRI has terminated its involvement in paragraph 8.

6. This Agreement shall become effective on the date it is signed. Notwithstanding any other provision hereof, this Agreement shall terminate when the term of the last project that FHRI participates in expires. Notwithstanding this provision, in the event this Agreement is terminated, FHRI shall have the option to terminate any agreement entered into pursuant to this Agreement for the financing, development, construction and/or management and operation of an economic development project.

7. Nothing in this Agreement shall otherwise relate to gaming as defined in 25 U.S.C. §§2701 et seq., the Indian Gaming Regulatory Act and this Agreement shall not be subject to approval by the NIGC pursuant to that Act.

8. In the performance of this Agreement and any specific agreement relating to specific economic development projects entered into pursuant to this Agreement, FHRI may use, retain and hire any and all employees, agents, consultants, contractors, subcontractors, vendors and suppliers which it deems necessary or appropriate subject to the approval of the Tribe, which approval shall not be unreasonably withheld. In the event the Tribe withholds approval of any employee, agent, consultant, contractor, subcontractor, vendor or supplier, FHRI may terminate its involvement in the specific economic development project in which said person or entity was deemed necessary or appropriate, without further liability of FHRI.

9. Prior to entering into any specific agreement for a specific economic development project pursuant to this Agreement, the Tribe and FHRI shall agree upon a development, construction and/or operational budget, as appropriate for the project. In the event that the actual costs shall exceed the budgeted amount by five percent (5%) or the actual revenues or income is less than ninety-five percent (95%) of the budgeted amount, FHRI may terminate the specific agreement, provided that FHRI and the Tribe have conferred in an attempt to revise the project in such a way as to either (1) revise the budget satisfactory to both parties or (2) revise the project to return to the original budget or (3) any combination of (1) and (2).

10. For ease of reference and consistency only, the following provisions of the Class III Gaming Management Agreement Between The Northern Cheyenne Tribe and Gaming Entertainment (Montana), LLC, or its successors or assigns, and any amendments thereof shall be incorporated by reference herein and be made a part of this Agreement:

A.	Article - Trade names, Trade marks and Service Marks.

B.	Article 9 - General Provisions.

C.	Article 10 - Warranties.

D.	Article 11 - Termination, in conjunction with paragraph 6 above and to the extent that provisions relating solely to gaming shall not be incorporating in this Agreement.

E.	Article 13 - Consents and Approvals.

F.	Article 16 - No Present Lien, Lease or Joint Venture.

G.	Article 17 - Dispute Resolution.

H.	Article 18 - Entire Agreement

I.	Article 19 - Government Savings Clause.

In witness whereof the parties set their hands the date first set forth above.

FULL HOUSE RESORTS, INC		NORTHERN CHEYENNE TRIBE

By:	/s/ Greg Violette	By:
Printed Name:	Greg Violette	Printed Name: